QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

List of Subsidiaries

        All subsidiaries of Janus Capital Group Inc. listed below are included in the consolidated financial statements unless otherwise indicated.

Organization	Percentage of Ownership	State or Other Jurisdiction of Incorporation
INTECH Investment Management LLC**(1)	94.3	Delaware
Janus Capital Management LLC(3)	95	Delaware
Janus Capital Trust Manager Limited(4)	100	Ireland
Janus Distributors LLC(1)	100	Delaware
Janus Holdings LLC(2)	100	Nevada
Janus Capital Asia Limited(4)	100	Hong Kong
Janus Capital International Limited(4)	100	U.K.
Janus Capital Singapore Pte. Limited(4)	100	Singapore
Janus International Holding LLC(5)	100	Nevada
Janus Management Holdings Corporation(2)	100	Delaware
Janus Services LLC(1)	100	Delaware
Perkins Investment Management LLC*(1)	77.8	Delaware
Capital Group Partners, Inc.(2)	100	New York

*
Prior to December 31, 2008, was an Unconsolidated Affiliate Accounted for Using the Equity Method

**
Includes February 19, 2010 acquisition of an additional 3% interest in INTECH

(1)
Subsidiary of Janus Capital Management LLC

(2)
Subsidiary of Janus Capital Group Inc.

(3)
95% owned by Janus Capital Group Inc. and 5% owned by Janus Management Holdings Corporation

(4)
Subsidiary of Janus International Holding LLC

(5)
Subsidiary of Janus Holdings LLC

QuickLinks

List of Subsidiaries